UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 29, 2003

GILEAD SCIENCES, INC.

(Exact name of registrant as specified in charter)

DELAWARE	0-19731	94-3047598
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 LAKESIDE DRIVE, FOSTER CITY, CALIFORNIA

(Address of principal executive offices)

94404

(Zip Code)

(650) 574-3000

(Registrant’s telephone number, including area code)

ITEM 5. OTHER EVENTS AND REQUIRED FD DISCLOSURE.

On October 29, 2003, the Board of Directors of Gilead Sciences, Inc. (the “Company”) approved an amendment to the Company’s Amended and Restated Rights Agreement, originally adopted as of November 21, 1994 and amended and restated as of October 21, 1999 (the “Rights Agreement”).  The amendment provides, among other things, for an increase in the exercise price of the rights under the Rights Agreement to $400 from $100 per one four-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share (as adjusted to reflect the two-for-one stock splits effected in the form of stock dividends to stockholders of record as of February 2, 2001 and February 14, 2002), and an extension of the expiration date of the rights to October 27, 2013.  The rights will continue to trade with the Company’s common stock, unless and until they are separated upon the occurrence of certain future events.

The rights have certain anti-takeover effects.  The rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company’s Board of Directors.  The rights should not interfere with any merger or other business combination approved by the Board of Directors since the rights may be amended to permit such acquisition or redeemed by the Company at $0.01 per right prior to the earlier of (i) a person, entity or group of affiliated or associated persons acquiring beneficial ownership of 15% or more of the shares of common stock or (iii) the final expiration date of the rights. The rights may also be redeemed following a person, entity or group of affiliated or associated persons acquiring beneficial ownership of 15% or more of the shares of common stock under certain limited circumstances.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c) Exhibits

99.1	Press Release dated October 30, 2003 entitled “Gilead Sciences Amends Stockholder Rights Plan.”

99.2	First Amendment to Amended and Restated Rights Agreement, dated as of October 29, 2003 between Gilead Sciences, Inc. and Mellon Investor Services LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GILEAD SCIENCES, INC.

Dated: October 30, 2003	By:	/s/ John F. Milligan
John F. Milligan
Executive Vice President and Chief Financial Officer